AGREEMENT AND PLAN OF REORGANIZATION

         Agreement and Plan of Reorganization ("Agreement") between NEWCORP-ONE, INC. a Nevada corporation ("Issuer"), and Lawrence R. Biggs, Jr., Donald G. McLellan, Vision Finance and Management and Larry Cahill ("Shareholders"), being the owners of record of all of the issued and outstanding stock of Voxcom Systems, Inc., a Delaware corporation ("Company").

         WHEREAS, Issuer wishes to acquire and the Shareholders wish to transfer all of the issued and outstanding stock of the Company in a transaction intended to qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of l986, as amended.

         NOW, THEREFORE, Issuer and the Shareholders adopt this plan of reorganization and agree as follows:

                          SECTION 1. EXCHANGE OF STOCK

         1.01 Number of Shares. The Shareholders agree to transfer to Issuer at the Closing an aggregate of 100,000 shares of common stock of the Company, in exchange for an aggregate of 4,000,000 post-split shares of voting common stock of Issuer, $.0001 par value per share, and 4,000,000 post-split Class A Warrants and Class B Warrants, all to be issued at the Closing to the Shareholders in proportion to their ownership of shares of the Company (the "Issuer Shares").

         1.02 Delivery of Certificates by Shareholders, The transfer of Company shares by the Shareholders shall be effected by the delivery to Issuer at the Closing of certificates representing the transferred shares endorsed in blank or accompanied by stock powers executed in blank, affixed with all necessary transfer tax and other revenue stamps, acquired at the Shareholders' expense.

         1.03 Further Assurances. At the Closing and from time to time thereafter, the parties shall execute such additional instruments and take such other actions as either may request in order more effectively to sell, transfer and assign the transferred stock of the Company to Issuer and to confirm Issuer's title thereto for the Shareholders and to acquire the Issuer Shares.

                               SECTION 2. CLOSING

         2.01 Contemporaneous Closing. The Closing contemplated by Section 1.01 shall be held at the offices of Glast, Phillips & Murray, P.C., counsel to the Shareholders, contemporaneously with the execution of this Agreement.

         2.02 Actions. At the Closing, the parties shall execute and deliver the documents and take all other actions contemplated by this Agreement.

                    SECTION 3. REPRESENTATIONS AND WARRANTIES
                               OF THE SHAREHOLDERS

         The Shareholders severally, but not jointly, represent and warrant to the Issuer as follows:


         3.01 Corporate Status. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is licensed or qualified as a foreign corporation in all locations in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

         3.0 Capitalization. The authorized capital stock of the Company consists of 1,000,000 authorized shares of Common Stock, par value $0.01 per share, of which 100,000 shares are issued and outstanding, all fully paid and nonassessable.

         3.03 Financial Statements. The unaudited financial statements of Company furnished to Issuer consisting of balance sheets as of December 31, 1996, and related statements of income for the twelve months then ended, are materially correct and fairly present the financial condition of Company and its predecessor as of the dates and for the periods presented, and except as noted such statements were prepared in accordance with generally accepted accounting principles consistently applied.

         3.04 Undisclosed Liabilities. Company has no liabilities of any nature except to the extent reflected or reserved against in Company's Balance Sheet, whether accrued, absolute, contingent or otherwise, including, without limitation, tax liabilities and interest due or to become due, except as may have been incurred in the ordinary course of business since the date of the Financial Statements.

         3.05 Interim Changes. Between the date of the Financial Statements and the date of this Agreement, there have not been, except as set forth in the Disclosure Schedule (1) any changes in Company's financial condition, assets, liabilities or business which, in the aggregate, have been materially adverse;
(2) any damage, destruction or loss of or to Company's property, whether or not covered by insurance; (3) any declaration or payment of any dividends or other distribution in respect of Company's capital stock, or any direct or indirect redemption, purchase or other acquisition or any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits or other commitments to employees.

         3.06 Title to Property. Company has good and merchantable title to all properties and assets, real and personal, reflected in Company's latest Balance Sheet, except as since sold or otherwise disposed of in the ordinary course of business, and Company's properties and assets are subject to no mortgage, pledge, lien or encumbrance, except for liens shown therein.

         3.07 Litigation. There is no litigation or proceeding pending, or to Shareholders' knowledge threatened, against or relating to Company, its properties or business, except as set forth in the Disclosure Schedule.

         3.08 Title to Shares. The Shareholders are the owners, free and clear of any liens and encumbrances, of the number of Company shares, which the Shareholders have contracted to exchange.

                     SECTION 4. REPRESENTATIONS, WARRANTIES
                             AND COVENANTS OF ISSUER

         Issuer represents and warrants to, and covenants with, the Shareholders as follows:

         4.01 Corporate Status. Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

         4.02 Capitalization. The authorized capital stock of Issuer following amendment of its Articles of Incorporation consists of 100,000,000 shares of capital stock, having a par value of $.0001 per share, of which 5,000,000 shares are issued and outstanding, all fully paid and non assessable, following the issuance thereof at the Closing pursuant to the Order Confirming Debtor's Second Amended Plan of Reorganization (as modified) in Case No. LA 89-15370-KL in the United States Bankruptcy Court, Central District of California (the "Order") and after declaration of a one- for-four reverse split of such shares.

         4.03 Financial Statement. As of the date of the Closing, Issuer represents that the Financial Statements of Issuer hereto attached as Exhibit A, are accurate in accordance with generally accepted accounting principles (the "Issuer Financial Statements").

         4.04 Undisclosed Liabilities. Issuer has no liabilities of any nature except to the extent reflected in the Issuer Financial Statements. Issuer has not conducted any business whatsoever since the date of its incorporation.

         4.05 Interim Changes. Between the date of the Issuer Financial Statements, and the date of this Agreement, there have not been, except as set forth in the Disclosure Schedule (1) any changes in Issuer's financial condition, assets, liabilities or business which, in the aggregate, have been materially adverse; (2) any damage, destruction or loss of or to Issuer's property, whether or not covered by insurance; (3) any declaration or payment of any dividends or other distribution in respect of Issuer's capital stock, or any direct or indirect redemption, purchase or other acquisition of any such stock; or (4) any increase paid or agreed to in the compensation, retirement benefits or other commitments to employees.

         4.06 Title to Property. Issuer has good and merchantable title to all properties and assets, real and personal, reflected in Issuer's latest Balance Sheet, if any, except as since sold or otherwise disposed of in the ordinary course of business, and Issuer's properties and assets are subject to no mortgage, pledge, lien or encumbrance, except for liens shown therein.

         4.07 Litigation. There is no litigation or proceeding pending, or to Issuer's knowledge threatened, against or relating to Issuer, its properties or business, except as set forth in the Disclosure Schedule.

         4.08 Investment Intent. Issuer is acquiring the Company shares to be transferred to it under this Agreement for investment and not with a view to the sale or distribution thereof, and Issuer has no commitment or present intention to liquidate Company or to sell or otherwise dispose of its stock.

         4.09 Corporate Authority. Issuer has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and will deliver to the Shareholders at the Closing a certified copy of resolutions of its Board of Directors authorizing execution of this Agreement by its officers and part performance thereunder.

         4.10 Due Authorization. Execution of this Agreement and performance by Issuer hereunder has been duly authorized by all requisite corporate and shareholder action on the part of Issuer, and this Agreement constitutes a valid and binding obligation of Issuer. Performance hereunder will not violate any provision of Issuer's Articles of Incorporation, Bylaws, agreements, mortgages, agreements with third parties or other commitments.

         4.11 Court Authorization. Issuer will furnish a legal opinion to such an extent that this Agreement and the transactions hereby are within the disclosure document previously presented to the Bankruptcy Court, are approved by the Bankruptcy Court pursuant to the Order, and that no further approval of the Bankruptcy Court is needed.

                     SECTION 5. CONTEMPORANEOUS TRANSACTIONS

         The following transactions shall have taken place at or prior to the Closing and shall be conditions precedent to the obligation of any party to close this Agreement.

         5.01 Articles of Incorporation and Bylaws. Issuer shall have amended its Articles of Incorporation in the form attached hereto as Exhibit A, and shall have filed such amendment of record with the Secretary of State of Nevada. Issuer shall have adopted new Bylaws in the form attached hereto as Exhibit B.

         5.02 Issuances of Stock. Issuer shall have declared a one-for-four reverse split of its Common Stock and distributed 1,000,000 shares of its common stock and 1,000,000 Class A Warrants, as follows:

                                                 Common                 Class A
        Shareholder                              Shares                Warrants
        -----------                              ------                --------
Weaver creditors in Plan Pool                    82,500                  82,500
Certificate of indebtedness holders             125,000                 125,000
Weaver shareholders                              17,500                  17,500
Administrative Claims                            25,000                  25,000
C. D. Financial, Inc.                           250,000                 250,000
Texas Equity, Inc.                              250,000                 250,000
JANDE International Holdings,                   250,000                 250,000
     LLC

         5.03 Market Makers. Issuer and the Company shall have arranged for at least two member firms of the National Association of Securities Dealers, Inc. ("NASD") to act as market makers for the Issuer Shares and the Warrants, and shall have supplied such market makers with the information required by SEC Rule 15c2-11.

         5.04 Transfer Agent. Issuer shall have contracted with OTR/Oxford Transfer & Registrar Agency, Inc. to serve as the transfer agent for the Issuer Shares and Warrants after the Closing.

         5.05 Certificates. Issuer and Company shall have prepared certificates representing the Issuer Shares and Warrants in a form that complies with all rules of the NASD, the Securities and Exchange Commission, and the State of Nevada. The Company's counsel shall obtain CUSIP numbers for the Issuer Shares and Warrants.

         5.06 Resignations. All directors of Issuer except Daniel Lezak shall resign prior to the Closing. Daniel Lezak shall act as director to elect the Shareholders as directors of the Issuer, whereupon he shall resign as a director. All officers of the Issuer shall resign at the Closing.

         5.07  Lock-ups.  C. D. Financial, Inc.,  Texas  Equity, Inc. and  JANDE
International Holdings, Inc. shall execute letters in the form of Exhibit C attached hereto agreeing to certain restrictions on the right to sell or dispose of any securities of the Issuer and certain other matters.

         5.08 Consulting Agreement. Issuer shall execute and deliver that certain Independent Consulting Agreement in the form attached hereto as Exhibit D.

         5.09 AmeraPress, Inc. Issuer shall have acquired by purchase all of the common stock of AmeraPress, Inc., a Nevada corporation and successor to Voxcom Sales, LLC, pursuant to the terms of the Stock Purchase Agreement attached hereto as Exhibit E.

                           SECTION 6. INDEMNIFICATION

         6.01 Indemnification of Issuer. The Shareholders severally (and not jointly) agree to indemnify Issuer against any loss, damage or expense (including reasonable attorneys' fees) suffered by Issuer from (1) any breach by the Shareholders of this Agreement; or (2) any inaccuracy in or breach of any of the representations, warranties or covenants by the Shareholders herein; provided, however that (a) Issuer shall be entitled to assert rights of indemnification hereunder only if and to the extent that it suffers losses, damages and expenses (including reasonable attorneys' fees) exceeding $50,000 in the aggregate; and (b) Issuer shall give notice of any claims hereunder within the twenty-four (24) month period beginning on the date of the Closing. No loss, damage or expense shall be deemed to have been sustained by Issuer to the extent of insurance proceeds paid to, or tax benefits realizable by, Issuer or Company as a result of the event giving rise to such right to indemnification.

         6.02 Indemnification of Shareholders. Issuer agrees to Indemnify the Shareholders against any loss damage or expense (including reasonable attorneys'
fees) suffered by any of the Shareholders from (1) any breach by Issuer of this Agreement; or (2) any inaccuracy in or breach of any of Issuer's representations, warranties or covenants herein.

         6.03 Defense of Claims. Upon obtaining knowledge thereof, the indemnified party shall promptly notify the indemnifying party of any claim which has given or could give rise to a right of indemnification under this Agreement If the right of indemnification relates to a claim asserted by a third party against the indemnified party, the indemnifying party shall have the right to employ counsel acceptable to the indemnified party to cooperate in the defense of any such claim. So long as the indemnifying party is defending any such claim in good faith, the indemnified party will not settle such claim. If the indemnifying party does not elect to defend any such claim, the indemnified party shall have no obligation to do so.

                          SECTION 7. GENERAL PROVISIONS

         7.01 Further Assurances. At any time, and from time to time, after the Effective Date, each Company will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

         7.02 Waiver. Any failure on the party of either party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to who such compliance is owed.


         7.03 Brokers. Each party represents to the other party that no broker or finder has acted for it in connection with this Agreement, and agrees to indemnify and hold harmless the other party against any fee, loss or expense arising out of claims by brokers or finders employed or alleged to have been employed by it.

         7.04 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class registered or certified mail, return receipt requested, as follows:

         To:

         NEWCORP-ONE
         23548 Calabasas Road
         Suite 205
         Calabasasas, CA. 91302

         To Shareholders:

         c/o Lawrence R. Biggs, Jr.
         14990 Landmark Blvd.
         Suite 250
         Dallas, Texas 75240

         7.05 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any other agreement, representation, or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

         7.06 Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         7.07 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada.

         7.08 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

         7.09 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         7.10 Disclosure Schedule. The Disclosure Schedule shall be attached hereto prior to execution and shall contain any matter for which information may be called for by any Section of this Agreement in order to clarify, amend or render accurate such information.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the date first above written.

                                           NEWCORP ONE, INC.


                                           By:/s/ Daniel Lezak
                                              --------------------------
                                           Name: Daniel Lezak, President



                                           /s/ Lawrence R. Biggs, Jr.
                                           -----------------------------
                                           Lawrence R. Biggs, Jr.


                                           /s/ Donald G. McLellan
                                           -----------------------------
                                           Donald G. McLellan


                                           /s/ Larry Cahill
                                           -----------------------------
                                           Larry Cahill


                                           VISION FINANCE AND MANAGEMENT



                                           By:/s/ Donald G. McLellan
                                              --------------------------
                                              Donald G. McLellan, Agent

                             EXHIBIT A IS SET FORTH
                                 IN EXHIBIT 3.01





                             EXHIBIT B IS SET FORTH
                                 IN EXHIBIT 3.02

                                    EXHIBIT C


                                  June 11, 1997


Voxcom Holdings, Inc.
14990 Landmark Blvd., Suite 250
Dallas, Texas 75240

          Pursuant to the terms of the Agreement and Plan of Reorganization, dated the date hereof (the "Agreement"), by and among Voxcom Holdings, Inc., f/k/a Newcorp-One, Inc., a Nevada corporation ("Voxcom") and Lawrence R. Biggs, Jr., Larry Cahill and Donald G. McLellan (the "Shareholders"), the Shareholders will acquire control of Voxcom and contribute an operating business as contemplated by the Order Confirming Debtor's Second Amended Plan of Reorganization (as modified) in Case No. LA 89-15370-KL in the United States Bankruptcy Court, Central District of California (the "Order"). Pursuant to the Order and the Agreement, the undersigned is entitled to receive 1,000,000 shares of unrestricted common stock, 1,000,000 Class A Warrants and 1,000,000 Class B Warrants of Voxcom (the "Shares") representing 5% of shares outstanding following the issuance to the Shareholders and others.

         I represent and warrant to, and covenant with, Voxcom as follows:

         A. I shall not make any sale, transfer or other disposition of any Shares issued to me in violation of the Securities Act of 1933 (the "Act") or the Rules and Regulations under the Act.

         B. I have no present intention to sell or dispose of any of the Shares.

         C. I agree that, for a period of one year from the date hereof, I will not offer, sell, transfer or convey any of the Shares, whether in the open market or otherwise.

         D. My Shares shall be callable, and I hereby grant to Voxcom the right and option to purchase such shares for a price of $.0001 per share, in the event the issuance of Shares to the Shareholders of Voxcom fails to comply with the Order or with
                  Section 1145 of the U.S. Bankruptcy Code (11 U.S.C. ss.1145).

          Prior to any transfer of any of the Shares, I will give notice to Voxcom of my intention to effect such offer, sale or transfer, describing the proposed transaction in sufficient detail to enable Voxcom and its counsel to determine that the proposed transaction will not violate the Act.

                                                    Sincerely,



                                                    ----------------------------


AGREED AND ACKNOWLEDGED:

VOXCOM HOLDINGS, INC.

By:
Name:
Title:

                        INDEPENDENT CONSULTING AGREEMENT
                        --------------------------------

         THIS INDEPENDENT CONSULTING AGREEMENT (the "Agreement") is made and entered into as of this _____ day of ___________ , 1997, by and between Voxcom Holdings, Inc. a Nevada corporation formerly known as Newcorp One, Inc. (the "Company") and B. D. Brooke & Company, a Nevada corporation ("BDB") and made with respect to the following facts:

         (A) BDB is a Nevada corporation and is not directly regulated by any Regulatory or Self- Regulatory agency and its business includes providing financial and other advice to publicly held companies.

         (B)      The Company requires such services as part of its business.

         NOW, THEREFORE, in consideration of the promises and mutual promises herein contained, the parties hereto agree as follows:

         1. INDEPENDENT CONSULTANT: The Company hereby retains BDB as an independent consultant to provide financial and other business advice to the company. In providing the services hereunder, BDB may introduce the Company to investors, lenders, and Broker/Dealers both private and institutional. The Company shall maintain the confidentiality of such persons or entities and shall not contact same without the written consent of BDB, BDB may provide similar and other services to other companies and may receive compensation from the other Parties involved in the providing of financing , and/or other services to the Company.

         2. INFORMATION REGARDING THE COMPANY: In order for BDB to perform under this Agreement, the Company shall from time to time be required to complete certain forms, submit information and deliver documents to BDB including substantial financial and business information regarding the Company (the "Information"). The failure of the Company to accurately and completely deliver all requested Information to BDB within three (3) weeks of the request therefore made by BDB, unless otherwise agreed to in writing, shall constitute a breach of this Agreement by the Company upon which BDB may, in its sole discretion, stop providing services hereunder, discontinue work on the Project or terminate this Agreement.


         3.      CONFIDENTIALITY:  All  Information  that  the  Company   deems
confidential shall be clearly labeled as such prior to delivery to BDB. BDB shall maintain the confidentially of all such labeled information except when required by law or if such Information is available from another source not required to maintain the confidentiality of the Information. This Section 3 shall survive this Agreement.

         4. CONSIDERATION: In consideration for the services provided by BDB to the Company hereunder, the Company shall pay the total of $40,000.00. The consideration shall be paid

$20,000.00 immediately upon acceptance of this agreement, and $20,000.00 paid upon completion, which shall be interpreted as the date in which a definitive agreement is closed by and between the Company and Lawrence R. Biggs, Jr., Donald R. McLellan, and Larry Cahill. Such payments then due shall be proceeded by an invoice from BDB which shall be marked payable upon receipt.

         (a) Upon the completion of the proposed merger by and between The Company and Issuer, the resulting merged Company may extend this contract and elect to pay BDB a sum that shall be negotiated at that time, but shall be no lower than $180.00 per hour plus expenses.

         (b) The failure of the Company to accurately comply with this section 4 and subsection 4(a), unless otherwise agreed to in writing, shall constitute a breach of this Agreement by the Company, upon which BDB may, in its sole discretion, stop providing services hereunder, and terminate this Agreement. Additionally, BDB shall be reimbursed by the Company for all reasonable necessary out-of pocket expenses incurred by BDB in connection with the performance of its obligations hereunder as provided in Section 8 hereof. The fees payable hereunder are non-refundable.

         5. EXCLUSIVITY: The Company shall have the non-exclusive right to employ BDB as a independent consultant to it. If at any time during the term of this Agreement. or within six months after its termination, the Company enters into a contract for the financing or other services, if any, from sources introduced to the Company by BDB, BDB shall be entitled to all of the consideration provided in Section 4 above.

         6. TERM: The term of this Agreement shall commence on the date hereof and shall continue, for six months (6) from the date hereto (the "Period") with mutual six months (6) extension thereof, unless terminated earlier by BDB pursuant to Section 2 or Section 4 hereof.

         7. INDEMNIFICATION. The Company shall indemnify, defend and hold harmless BDB and all of its Directors, shareholders, employees and agents from and against any and all causes of action, claims demands costs, damages, liabilities, losses, obligations and expenses (including actual attorneys fees) arising out of or connected with, or claimed to arise out of or be commenced with, any act performed or omitted to be performed under this agreement. If the Company is attempting to obtain financing, BDB makes no representations as to the outcome of any efforts in that regard and the Company acknowledges that BDB shall not be liable for the Company's failure to obtain any financing as a result of BDB's services hereunder.

         8. EXPENSES: BDB shall be reimbursed by the Company for all reasonable and necessary out-of-pocket expenses incurred by BDB in connection with the performance of its obligations hereunder. Any travel and or related expenses shall require advance reimbursement by the Company, and as such the approval of the Company.

         10. CONSEQUENTIAL DAMAGES: BDB shall not be liable to the Company for consequential or incidental damages, including, but not limited to, lost profits or sales or unnecessary expenses, resulting from the failure of BDB services hereunder. or to proposed financing not successfully completed.

         11. ATTORNEYS' FEES AND EXPENSES: In the event that it should become necessary for any party to this Agreement to bring an action, including arbitration, either at law or in equity, to enforce or interpret the terms of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable attorneys' fees and expenses as a part of any judgment therein, in addition to any other award which may be granted.

         12. APPLICABLE LAW/VENUE: This Agreement is executed and intended to be performed in the State of Texas, United States of America, and the laws of such state and nation shall govern its interpretation and effect. If suit is instituted by any party hereto for any cause or matter arising from or in connection with the respective rights or obligations of the parties hereunder, the sole jurisdiction and venue for such action shall be the State District Courts of Dallas County, Texas.

         13. NOTICE: Any and all notices or other communications required or permitted by this Agreement or by law shall be deemed served and given when actually received by personal delivery, by electronic communication, confirmed by certified mail within ten business days, or by certified mail, return receipt requested, with first class postage prepaid thereon, to the Party to whom such notice or communication is directed, addressed as follows:

         If to Company:

                  AmeraPress, Inc.
                  c/o Lawrence R. Biggs, Jr.
                  14990 Landmark Blvd., Suite 250
                  Dallas, Texas 75240

         If to BDB:

                  B. D. Brooke & Company
                  P. O. Box 1506
                  Agoura Hills, CA 91376-15C6

         With copies to:

                  Rex E. Crim, President
                  Texas Equity, Inc.
                  3030 McKinney Suite 1501
                  Dallas, Texas 75204


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



Each of the parties hereto may change its address for purposes of this Section 13 by giving written notice of such change in the manner provided for in this
Section 13.

         14. SEVERABILITY: Any provision in this Agreement which is, by competent judicial authority, declared illegal, invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without invalidating the remaining provisions hereto or affecting the legality, validity or enforceability of such provision in any other jurisdiction. The parties hereto agree to negotiate in good faith to replace any illegal, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that, to the extent possible, will preserve the economic bargain of this Agreement, or otherwise to amend this Agreement, including the provision relating to choice of law, to achieve such result.

         15. WAIVER: No Waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a Waiver of any other provision, whether or not similar, nor shall any Waiver constitute a continuing Waiver. No Waiver shall be binding unless executed in writing by the party making the Waiver.

         16. SUCCESSOR: This Agreement shall be binding upon the parties, and upon their respective representatives, administrators, successor and assigns, and shall inure to the benefit of the parties and others released herein and to their respective heirs, representative, executors, administrators, successors and assigns.

         17. ARBITRATION: Any controversy, arising out of or relating to this Agreement, or breach of this Agreement, shall be initially submitted to non-binding Arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, and judgment of the award rendered by the arbitrators may be entered in any court having jurisdiction. There shall be three (3) arbitrators, on to be chosen directly by each party at will, and the third arbitrator to be selected by the two (2) arbitrators so chosen. Each party shall pay the fees of the arbitrator he selects as well as the fees of his attorneys, the expenses of his witnesses and any other expenses connected with presenting his claim. The costs of the arbitration, including the cost of any record or transcript of the arbitration, administrative fees, the fee of the third arbitrator, and all other fees and costs, shall be borne equally by the parties.

         18.      CONSTRUCTION:

         (A) The language of this Agreement shall in all cases by construed as a whole, according to its fair meaning, and not strictly for or against either of the parties,

         (B) The section headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provision hereof.

         19. COUNTERPARTS: This Agreement may be executed in any number of counterparts with effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute on and the same instrument.

         20. ENTIRE AGREEMENT; AMENDMENTS AGREEMENT: This Agreement contains the entire agreement between the parties hereto with respect to the matter hereof. The provisions of this Agreement may not be modified or waived except in a writing signed by each of the parties hereto.

         21. REGULATORY AUTHORITIES: This Agreement shall be the subject to the approval of those regulatory authorities having jurisdiction over such an Agreement.

         22. Time shall be of the essence of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        VOXCOM HOLDINGS, INC.



                                        By:________________________________
                                                 Lawrence R. Biggs, Jr.

                                        B.D. BROOKE & COMPANY



                                        By:________________________________
                                                 Ely Mandell, President

                    EXHIBIT E IS SET FORTH IN EXHIBIT 2.02.1


                   EXHIBIT E-1 IS SET FORTH IN EXHIBIT 2.02.2


                   EXHIBIT E-2 IS SET FORTH IN EXHIBIT 2.02.3




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